Exhibit 99.1

River Valley Bancorp
Announces 34% Improvement in Earnings
For the Quarter Ended September 30, 2013

For Immediate Release
Tuesday, October 15, 2013

Madison, Indiana – October 15, 2013– River Valley Bancorp (NASDAQ Capital Market, Symbol “RIVR”), an Indiana corporation (the “Corporation”) and holding company for River Valley Financial Bank, based in Madison, Indiana announced today earnings for the third quarter ended September 30, 2013.

Net income for the quarter ended September 30, 2013 was $1.14 million, or $0.68 per share. Net income for the like period in 2012 was $846,000, or $0.50 per share.  This is a $290,000 increase or approximately a 34.3% increase for the like periods. The return on average assets for the three month period ended September 30, 2013 was 0.94% and the return on average equity was 13.41%. Those respective ratios were 0.82% and 9.74% for the like period in 2012.

The September 30, 2013 quarter reflects higher interest margins on higher interest earning balances, and significantly lower provision for loan losses. These increases were partially offset with higher disposition costs of real estate acquired through foreclosure, higher operating expenses associated with the addition of three branch locations from the Dupont State Bank acquisition in November 2012, and significantly higher taxes on that earned income. The provision for loan loss for the current quarter was nominal after the recovery of approximately $455,000 previously charged off through the allowance for loan losses. Likewise, the Corporation took a loss of approximately $350,000 through the income statement on the sale of property held for disposition.

Net income for the nine-month period ended September 30, 2013 was $3.33 million, or $2.00 per share.  This represents an increase of $1.20 million, or a 56% increase from the $2.13 million, or $1.23 per basic share, recorded for the same period ended September 30, 2012. As stated previously, this increase is primarily attributable to increased interest margins on substantially higher earning balances, and lower loan loss provision expense. These numbers were again only partially offset by higher operating expenses and higher income tax expense. The return on average assets for the nine-month period ended September 30, 2013 was 0.93% and the return on average equity was 12.72%. Those respective ratios were 0.70% and 8.37% for the like period in 2012.

Assets totaled $486.6 million as of September 30, 2013, an increase of approximately $82.2 million, from the $404.4 million reported as of September 30, 2012. Increases in balance sheet items are directly attributable to the acquisition of Dupont State Bank in November 2012. Likewise, net loans, including loans held for sale, were $317.1 million as of September 30, 2013, an increase of $61.8 million from the balances reported as of September 30, 2012, but also an increase of $11.2 million from those reported as of December 31, 2012. Deposits totaled $388.7 million as of September 30, 2013, an increase of $85.5 million from the $303.2 million reported September 30, 2012.

Total delinquent loans (which include loans purchased from Dupont State Bank with credit impairment), defined as loans 30 days or more past due, as a percentage of total loans, were 2.83% as of September 30, 2013. That percentage was 2.45% as of September 30, 2012 and that same indicator was 2.61% as of December 31, 2012.

“We are pleased that each quarter seems to further demonstrate improvements in market conditions, specific to our institution, and generally to overall economic trends. During this quarter, we saw the first increase in loan receivables since the economic downturn. Furthermore, we recovered a significant charge-off on a lending relationship while also reducing a significant balance held in real estate owned from a commercial development loan. Unfortunately, the lead time from recognition to resolution on troubled assets seems to be agonizingly long, but we feel we have appropriately, accurately, and adequately addressed problematic loan situations,” stated Matthew P. Forrester, President of the Corporation. “A further indicator of our hope for the market area is our announcement of a branch acquisition in Osgood, Indiana expected to close in the fourth quarter of 2013, and the establishment of a Jeffersonville, Indiana branch in the first quarter of 2014. While there are still troubling situations, the prognosis of sustained improvement has never been clearer since the start of the national economic problems that began in 2007.”

As of September 30, 2013, the allowance for loan losses (ALL) totaled $4.3 million, but does not include amounts recognized as “fair market” adjustments on the acquired institution’s loan portfolio. Those loans have a separate and identified “mark” at the time of closing, and only new developments to that portfolio are reflected in the provision for loan loss calculations. The balance of the ALL on September 30, 2012 was $3.6 million.

Stockholders’ equity as of September 30, 2013 was $34.3 million. As of September 30, 2013, the Bank exceeded all three regulatory capital standards associated with a “well capitalized” institution.  Reported book value of shares, including preferred shares, was $22.35 (or $19.16 excluding the preferred) as of September 30, 2013.

The last reported trade of “RIVR” stock on October 11, 2013 was at $25.61, a 52 week high.

Selected Financial Information
(Dollar amounts in thousands, except per share amounts)

	3 Months	3 Months	9 Months	9 Months
	Ended 9-30-2013	Ended 9-30-2012	Ended 9-30-2013	Ended 9-30-2012

Assets			$486,559	$404,434
Net Loans, including loans held for sale (net of ALL)			317,123	255,338
Allowance for Loan Losses (ALL)			4,340	3,642
Deposits			388,704	303,160
Borrowings			59,717	62,217
Stockholders’ Equity			34,295	34,671
Total Interest Income	$5,104	$4,323	14,815	12,939
Total Noninterest Income	1,088	1,276	3,749	3,651
(Loss) Premises, Equipment, And Real Estate Held for Sale	(350)	(172)	(555)	(566)
Interest Expense	1,015	1,230	3,170	3,805
Noninterest Expense	3,273	2,805	9,647	8,454
Provision for Loan Losses	20	268	656	1,064
Tax Expense	398	278	1,206	572
Net Income	1,136	846	3,330	2,129

ROAA	0.94%	0.82%	0.93%	0.70%
ROAE	13.41%	9.74%	12.72%	8.37%
Earnings per Share	$0.68	$0.50	$2.00	$1.23
Diluted Earnings per Share	$0.68	$0.50	$2.00	$1.22

Forward - Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.

Forward-looking statements include expressions such as "expects," "intends," "believes," and "should," which are necessarily statements of belief as to the expected outcomes of future events. Actual results could materially differ from those presented. The Corporation's ability to predict future results involves a number of risks and uncertainties, some of which have been set forth in the Corporation's most recent annual report on Form 10-K filed with the Securities and Exchange Commission. The Corporation undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release.

Contact:	Matthew P. Forrester - President, CEO
River Valley Bancorp
812-273-4949